Exhibit 99.1

FOR IMMEDIATE RELEASE

REALLOCATION OF STORES RESULTS IN A MINOR ADJUSTMENT

TO THE NUMBER OF STORES SERVICED BY HANDLEMAN

COMPANY

Troy, MI (August 12, 2005) – Handleman Company (NYSE: HDL), www.handleman.com, today announced that Wal-Mart has made a minor adjustment to the number of stores Handleman Company services, based on Wal-Mart’s periodic business review. As a result, Handleman Company will provide music category management and distribution to 25 fewer Wal-Mart stores in the United States. Handleman Company does not believe this event is part of a trend and continues to maintain a good working relationship with Wal-Mart. Handleman Company will now provide category management and distribution to approximately 1,050 Wal-Mart stores in the United States, 250 stores in Canada, and 280 stores in the United Kingdom.

Handleman Company sales to the reassigned stores represented less than 1% of the Company’s $1.26 billion in sales during its most recently completed fiscal year, which ended April 2005. Handleman Company recently completed enhancements to its systems and processes, which the Company believes will enable it to grow its business with Wal-Mart, as well as with its other customers.

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores, and provides such services as direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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Handleman Company Contact:	Media Relations:
Greg Mize, Vice President, Investor Relations (248) 362-4400, Ext. 211	David Bassett (248) 855-6777, Ext. 132 Fred Marx (248) 855-6777, Ext. 131